Exhibit 99.1

NEWS RELEASE

Par Petroleum Corporation Announces

New Supply and Offtake Agreement for its Refinery

HOUSTON, June 2, 2015 – Par Petroleum Corporation (NYSE MKT: PARR) (“Par”) announced yesterday that Hawaii Independent Energy, LLC (“HIE”), its wholly-owned subsidiary, entered into a Supply and Offtake Agreement with J. Aron & Company (“Aron”), the commodity trading arm of Goldman Sachs. The agreement provides for HIE to purchase from Aron mutually agreed crude oil cargos for use in its Hawaii refinery with a nameplate capacity of 94,000 barrels per day. Aron, in turn, will purchase the refined products HIE produces at market prices. HIE will repurchase the refined products from Aron and sell to its customers. The term of the agreement will run through May 2018 with two one-year extension options. The agreement also allows for deferral of payments to Aron of up to $125 million or 85% of certain receivables and company owned inventory. This arrangement with Aron is expected to result in approximately $20 million in additional cash and liquidity under current market conditions. Added benefits include increased liquidity, reduction in HIE’s crude acquisition costs, and increased flexibility to manage market price fluctuations.

Joseph Israel, Par’s President and CEO, commented, “We are excited by the prospects of a new supply and offtake arrangement for our Hawaii refinery. This agreement provides a cost-effective and flexible structure for our crude oil needs and helps to maximize the capacity utilization of our refinery. Securing this new arrangement generates additional liquidity and is an important step towards further improving the future performance of our refinery.”

ABOUT PAR PETROLEUM CORPORATION

Par Petroleum Corporation, headquartered in Houston, Texas, is a growth-oriented integrated refiner and marketer of petroleum products. Par, through its subsidiaries, owns and operates a 94,000 bpd refinery with related logistics and retail network in Hawaii. Par also transports, markets and distributes crude oil from Western U.S. and Canada to refining hubs in the Midwest, the Gulf Coast, the East Coast and Hawaii. In addition, Par owns 34% of Piceance Energy, LLC, which has natural gas production and reserves located in the Piceance Basin of Colorado. Par’s charter contains restrictions that prohibit parties from acquiring 5% or more of Par’s common stock without the company’s prior consent. For more information, visit http://www.ppetrol.com.

For more information please contact:

Christine Thorp

Director, Investor Relations

(832) 916-3396